Bunge Reports First Quarter 2021 Results

St. Louis, MO - May 4, 2021 - Bunge Limited (NYSE:BG) today reported first quarter 2021 results

•	Q1 GAAP EPS of $5.52 vs. $(1.46) in the prior year; $3.13 vs. $0.91 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•	Outstanding Agribusiness execution capturing opportunities throughout the global value chains
•	Excellent results in Refined and Specialty Oils benefiting from improved demand and our continued focus on customers and innovation
•	Increasing full-year adjusted EPS outlook to ~$7.50 based on strong Q1 results and positive market trends
•	Increasing quarterly common dividend by 5% to $0.525 per share

➢	Overview

Greg Heckman, Bunge’s Chief Executive Officer, commented, “Our outstanding results in the first quarter reflect the fundamental strength of Bunge’s platform and the benefits our integrated global approach bring to farmers and end customers. Working together across value chains, our teams are capturing opportunities while effectively adapting to dynamic market environments. We remain focused on the safety of our employees and communities in the face of the ongoing pandemic, and we continue to serve changing consumer and business needs in the markets in which we operate. We are optimistic that the favorable demand environment in the first quarter will continue through 2021, and we are confident we have the right team and model in place to maintain our positive momentum.”

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➢	Financial Highlights

	Quarter Ended March 31,
(US$ in millions, except per share data)	2021	2020
Net income attributable to Bunge	$831	$(184)

Net income per common share-diluted	$5.52	$(1.46)

Mark-to-market timing difference (a)	$(1.30)	$2.25
Certain (gains) and charges (b)	$(1.09)	$0.02
Adjustment of redeemable noncontrolling interest (c)	$—	$0.10
Adjusted Net income per common share-diluted (d)	$3.13	$0.91

Core Segment EBIT (d) (e)	$1,152	$(56)
Mark-to-market timing difference (a)	(245)	410
Certain (gains) & charges (b)	(170)	—
Adjusted Core Segment EBIT (d)	$737	$354

Corporate and Other EBIT (d)	$(86)	$(64)
Certain (gains) & charges (b)	—	5
Adjusted Corporate and Other EBIT (d)	$(86)	$(59)

Non-core Segment EBIT (d) (f)	$20	$(50)
Certain (gains) & charges (b)	—	—
Adjusted Non-core Segment EBIT (d)	$20	$(50)

Total Segment EBIT (d)	$1,086	$(170)
Mark-to-market timing difference (a)	(245)	$410
Total Certain (gains) & charges (b)	(170)	$5
Adjusted Total Segment EBIT (d)	$671	$245

(a)	Mark-to-market timing impact of certain commodity and freight contracts, readily marketable inventories, and related hedges associated with committed future operating capacity. See note 3 in the Additional Financial information section of this release for details.
(b)	Certain (gains) & charges included in Total Segment EBIT. See Additional Financial Information for details.
(c)	Retained earnings impact associated with an adjustment to the carrying amount of the redeemable noncontrolling interest recorded in respect of our 70% ownership interest in Loders. See note 4 in the Additional Financial information section of this release for for details.
(d)	Core Segment EBIT, Adjusted Core Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Non-core Segment EBIT, Adjusted Non-core Segment EBIT, Total Segment EBIT, Adjusted Total Segment EBIT, and Adjusted Net income per common share-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.
(e)	Core Segment earnings before interest and tax (“Core Segment EBIT”) comprises the aggregate earnings before interest and tax (“EBIT”) of Bunge’s Agribusiness, Refined and Specialty Oils and Milling reportable segments, and excludes Bunge’s Sugar & Bioenergy reportable segment and Corporate and Other activities.
(f)	Non-core Segment EBIT comprises Bunge’s Sugar & Bioenergy reportable segment EBIT, which reflects Bunge’s share of the results of its 50/50 joint venture with BP p.l.c.

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➢	First Quarter Results

Core Segments

Agribusiness

	Quarter Ended
(US$ in millions, except per share data)	Mar 31, 2021	Mar 31, 2020
Volumes (in thousand metric tons)	36,356	32,681

Net Sales	$9,791	$6,382

Gross Profit	$886	$(3)

Selling, general and administrative expense	$(80)	$(109)

Foreign exchange gains (losses)	$(8)	$(12)

EBIT attributable to noncontrolling interests	$(8)	$2

Other income (expense) - net	$22	$(8)

Income (loss) from affiliates	$24	$9

Segment EBIT	$836	$(121)
Mark-to-market timing difference	(235)	385
Certain (gains) & charges	—	—
Adjusted Segment EBIT	$601	$264

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$—
Certain (gains) & charges, Earnings Per Share	$—	$—

Processing (2)

	Quarter Ended
(US$ in millions)	Mar 31, 2021	Mar 31, 2020
Processing EBIT	$729	$(55)
Mark-to-market timing difference	(366)	264
Certain (gains) & charges	—	—
Adjusted Processing EBIT	$363	$209

In Processing, improved performance in the quarter was driven by higher results in all softseed and soy crush value chains, which included an increased contribution from U.S. soybean origination.

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Merchandising (2)

	Quarter Ended
(US$ in millions)	Mar 31, 2021	Mar 31, 2020
Merchandising EBIT	$107	$(66)
Mark-to-market timing difference	131	121
Certain (gains) & charges	—	—
Adjusted Merchandising EBIT	$238	$55

In Merchandising, improved volumes and margins in our global oils, corn and wheat value chains were primarily driven by increased export demand, strong grain origination in North America and Australia and excellent execution. Results in our financial services business were also higher than the prior year.

Refined & Specialty Oils

	Quarter Ended
(US$ in millions, except per share data)	Mar 31, 2021	Mar 31, 2020
Volumes (in thousand metric tons)	2,205	2,354

Net Sales	$2,726	$2,325

Gross Profit	$235	$128

Selling, general and administrative expense	$(86)	$(94)

Foreign exchange gains (losses)	$2	$7

EBIT attributable to noncontrolling interests	$(79)	$6

Other income (expense) - net	$236	$—

Segment EBIT	$308	$47
Mark-to-market timing difference	(14)	20
Certain (gains) & charges	(170)	—
Adjusted Segment EBIT	$124	$67

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$(165)	$—
Certain (gains) & charges, Earnings Per Share	$(1.09)	$—

Refined & Specialty Oils Summary

The strong performance in the quarter reflected higher results in all regions driven by improved execution, as well as favorable market trends. North America refining benefited from early stage recovery in foodservice and increased demand from the renewable diesel sector. Higher margins in South America and Europe more than offset lower volumes. Asia benefited from strong demand in India prior to the re-imposing of restrictions due to the surge in new COVID-19 cases.

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Milling

	Quarter Ended
(US$ in millions, except per share data)	Mar 31, 2021	Mar 31, 2020
Volumes (in thousand metric tons)	1,739	1,938

Net Sales	$390	$416

Gross Profit	$34	$48

Selling, general and administrative expense	$(23)	$(26)

Foreign exchange gains (losses)	$(3)	$(3)

Segment EBIT	$8	$18
Mark-to-market timing difference	4	5
Certain (gains) & charges	—	—
Adjusted Segment EBIT	$12	$23

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$—
Certain (gains) & charges, Earnings Per Share	$—	$—

Milling Summary

Results were down in both North and South America primarily due to lower margins. Additionally, volumes in Brazil were negatively impacted by COVID-19-related lockdowns.

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Corporate and Other

	Quarter Ended
(US$ in millions, except per share data)	Mar 31, 2021	Mar 31, 2020
Gross Profit	$(8)	$(1)

Selling, general and administrative expense	$(82)	$(65)

Foreign exchange gains (losses)	$(1)	$2

Other income (expense) - net	$5	$—

Segment EBIT	$(86)	$(64)
Certain (gains) & charges	—	5
Adjusted Segment EBIT	$(86)	$(59)

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$3
Certain (gains) & charges, Earnings Per Share	$—	$0.02

Corporate

	Quarter Ended
(US$ in millions)	Mar 31, 2021	Mar 31, 2020
Corporate EBIT	$(86)	$(72)
Certain (gains) & charges	—	5
Adjusted Corporate EBIT	$(86)	$(67)

Other

	Quarter Ended
(US$ in millions)	Mar 31, 2021	Mar 31, 2020
Other EBIT	$—	$8
Certain (gains) & charges	—	—
Adjusted Other EBIT	$—	$8

Corporate and Other Summary

The increase in Corporate expenses during the quarter was primarily related to performance-based compensation accruals. The decrease in Other was related to our captive insurance program.

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Non-core Segments

Sugar & Bioenergy

	Quarter Ended
(US$ in millions, except per share data)	Mar 31, 2021	Mar 31, 2020
Volumes (in thousand metric tons)	103	86

Net Sales	$54	$50

Gross Profit	$—	$2

Selling, general and administrative expense	$—	$(1)

Income (loss) from affiliates	$20	$(51)

Segment EBIT	$20	$(50)
Certain (gains) & charges	—	—
Adjusted Segment EBIT	$20	$(50)

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$—
Certain (gains) & charges, Earnings Per Share	$—	$—

Sugar & Bioenergy Summary

Results in the quarter benefited from higher sugar and ethanol volume and higher sugar prices in local currency. Prior year results were negatively impacted by approximately $25 million in foreign exchange translation losses on U.S. dollar denominated debt of the joint venture due to depreciation of the Brazilian real.

Cash Flow

	Three Months Ended
	Mar 31, 2021	Mar 31, 2020
Cash used for operating activities	$(987)	$(439)
Proceeds from beneficial interest in securitized trade receivables	969	423
Cash (used for) provided by operating activities, adjusted	$(18)	$(16)

Cash used for operations in the three months ended March 31, 2021 was $987 million compared to cash used of $439 million in the same period last year. Adjusting for the proceeds from beneficial interest in securitized trade receivables, cash used for operating activities was $18 million compared with cash used for operating activities of $16 million in the prior year. Funds from operations (FFO) adjusted for notable items and mark-to-market timing differences was $533 million compared to $254 million in the prior year. The increase in adjusted FFO was largely used to fund the increase in working capital.

Income Taxes

For the three months ended March 31, 2021, income tax expense was $192 million compared to an income tax benefit of $55 million for the prior year. The increase in income tax expense during 2021 is due to higher pre-tax income.

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➢	COVID-19 Update

Bunge continues to take proactive steps to protect the health and safety of its employees, their families and the communities in which it operates. Through an internal task force, the Company closely monitors developments related to the pandemic and provides guidance to its facilities worldwide. Each of Bunge’s facilities around the globe is taking steps to respond to COVID-19 based on the nature of its operations and the actions being taken by local governments. The Company has continued to restrict travel, follow upgraded cleaning practices at its facilities and offices, put in place remote work arrangements for teammates wherever possible, reduce staffing in its production facilities and keep social distancing and other safety related measures in place. Bunge is strongly encouraging its employees to be vaccinated when available in their countries.

Numerous countries around the globe, including places where Bunge operates production facilities or maintains offices, have continued to impose quarantines and significant restrictions, including shelter-in-place or stay-at-home orders. Additionally, a rise in the number of observed COVID-19 cases in certain parts of the world may lead to governments re-imposing travel and work restrictions or imposing additional restrictions. In locations where such restrictions are in place, Bunge has been deemed an essential or life-sustaining operation. To date, the Company has not seen a significant disruption in its supply chain, has been able to mitigate logistics and distribution issues that have arisen, and substantially all of its facilities around the world have continued to operate at or near normal levels. Bunge continues to monitor local, regional and national governmental actions that could limit or restrict the movement of agricultural commodities or products or otherwise disrupt physical product flows or its ability to operate in the future.

➢	Outlook

We are increasing our full-year 2021 EPS outlook to reflect our strong first quarter and positive market trends. We are now forecasting full-year 2021 adjusted EPS of approximately $7.50 per share.

In Agribusiness, full-year results are expected to be higher than our previous outlook, but still forecasted to be down from last year. While we are not forecasting the same unique environment or magnitude of opportunities that we captured during 2020, we continue to see favorable market and demand trends through the remainder of the year.

In Refined and Specialty Oils, full-year results are expected to be up from our previous outlook and significantly higher compared to last year due to our strong first quarter results and positive demand trends in North America.

Results in Milling are expected to be generally in line with last year.

Corporate and Other is expected to be comparable to last year.

Additionally, the Company expects the following for 2021: an adjusted annual effective tax rate in the range of 20% to 22%; net interest expense in the range of $230 to $240 million; capital expenditures in the range of $425 to $475 million; and depreciation and amortization of approximately $415 million.

In Non-Core, full-year results in the sugar and bioenergy joint venture are expected to be a positive contributor, driven by improved sugar and Brazilian ethanol prices.

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➢	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 8:00 a.m. Eastern (7:00 a.m. Central) on Tuesday, May 4, 2021 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial 1 (844) 735-3666. If you are located outside the United States or Canada, dial +1 (412) 317-5706. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Events and presentations” in the “Investors” section of the company’s website. Select “Q1 2021 Bunge Limited Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on May 4, 2021, continuing through June 4, 2021. To listen to it, please dial 1 (877) 344-7529 in the United States, 1 (855) 669-9658 in Canada, or +1 (412) 317-0088 in other locations. When prompted, enter confirmation code 10153356. A replay will also be available in “Past events” at “Events and presentations” in the “Investors” section of the company’s website.

➢	About Bunge Limited

At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to put quality food on the table, increase sustainability where we operate, strengthen global food security, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to improve the productivity and environmental efficiency of agriculture across our value chains and to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to create and reimagine the future of food, developing tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company is headquartered in St. Louis, Missouri, and we have more than 23,000 dedicated employees working across more than 350 facilities located in more than 40 countries.

➢	Website Information

We routinely post important information for investors on our website, www.bunge.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

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➢	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. The following important factors, among others, could cause actual results to differ from these forward-looking statements: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business, fluctuations in energy and freight costs; competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional economic, agricultural, financial and commodities market, political, social and health conditions; the impacts of pandemic outbreaks, including COVID-19; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from cost reduction, margin improvement, operational excellence and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies and environmental, tax and biofuels regulation; our capital allocation plans, funding needs and financing sources; changes in foreign exchange policy or rates; the outcome of our portfolio rationalization initiatives; the effectiveness of our risk management strategies; our ability to attract and retain executive management and key personnel; operational risks, including industrial accidents, natural disasters and cybersecurity incidents; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Ruth Ann Wisener Bunge Limited 636-292-3014 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Limited 636-292-3022 news@bunge.com

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➢	Additional Financial Information

Certain gains and (charges), quarter-to-date

The following tables provide a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and segment EBIT for the three month periods ended March 31, 2021 and 2020.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT
Quarter Ended March 31,	2021	2020	2021	2020	2021	2020

Core Segments:	$165	$—	$1.09	$—	$170	$—
Agribusiness	$—	$—	$—	$—	$—	$—

Refined and Specialty Oil Products	$165	$—	$1.09	$—	$170	$—
Gain on sales of assets	165	—	1.09	—	170	—

Milling Products	$—	$—	$—	$—	$—	$—

Corporate and Other:	$—	$(3)	$—	$(0.02)	$—	$(5)
Severance, employee benefit, and other costs		(3)		(0.02)	—	(5)

Non-core Segment:	$—	$—	$—	$—	$—	$—
Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$165	$(3)	$1.09	$(0.02)	$170	$(5)

See Definition and Reconciliation of Non-GAAP Measures.

Core Segments

Refined and Specialty Oil Products

EBIT for the quarter ended March 31, 2021 included $170 million gain on sales of assets, comprised of $151 million gain on sale of our Rotterdam Oils Refinery, at Bunge’s 70% share, and a $19 million gain on sale of a oils packaging facility in Mexico, both recorded in Other income (expense) - net.

Corporate and Other

EBIT for the quarter ended March 31, 2020 included $5 million of charges related to the relocation of Bunge’s global headquarters from White Plains, New York to St. Louis, Missouri, included in SG&A.

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➢	Consolidated Earnings Data (Unaudited)

	Quarter Ended March 31,
(US$ in millions, except per share data)	2021	2020
Net sales	$12,961	$9,173
Cost of goods sold	(11,814)	(8,999)
Gross profit	1,147	174
Selling, general and administrative expenses	(271)	(295)
Foreign exchange gains (losses)	(10)	(6)
Other income (expense) – net	263	(9)
Income (loss) from affiliates	44	(42)
EBIT attributable to noncontrolling interest (a) (1)	(87)	8
Total Segment EBIT	1,086	(170)
Interest income	9	7
Interest expense	(73)	(77)
Income tax (expense) benefit	(192)	55
Noncontrolling interest share of interest and tax (a) (1)	1	1
Income (loss) from continuing operations, net of tax	831	(184)
Income (loss) from discontinued operations, net of tax	—	—
Net income (loss) attributable to Bunge (1)	831	(184)
Convertible preference share dividends	(8)	(8)
Adjustment of redeemable noncontrolling interest	—	(15)
Net income (loss) available to Bunge common shareholders - basic and diluted	$823	$(207)
Add back convertible preference share dividends (b)	8	—
Net income (loss) available to Bunge common shareholders - diluted	$831	$(207)

Net income (loss) per common share diluted attributable to Bunge common shareholders	$5.52	$(1.46)
Weighted–average common shares outstanding - diluted (b)	151	142

(a) The line items “EBIT attributable to noncontrolling interest” and “Noncontrolling interest share of interest and tax” when combined, represent consolidated Net (income) loss attributable to noncontrolling interests on a U.S. GAAP basis of presentation.
(b) Approximately 8 million common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the three months ended March 31, 2020. Accordingly, the related convertible preference share dividends were deducted Net Income (loss) attributable to Bunge when deriving Net income (loss) available to Bunge common shareholders - diluted for the three months ended March 31, 2020.

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➢	Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(US$ in millions)	2021	2020
Assets
Cash and cash equivalents	$226	$352
Trade accounts receivable, net	2,253	1,717
Inventories (a)	8,616	7,172
Assets held for sale	425	672
Other current assets	5,765	6,268
Total current assets	17,285	16,181
Property, plant and equipment, net	3,645	3,775
Operating lease assets	852	868
Goodwill and other intangible assets, net	1,052	1,115
Investments in affiliates	645	631
Other non-current assets	1,054	1,085
Total assets	$24,533	$23,655

Liabilities and Equity
Short-term debt	$2,706	$2,828
Current portion of long-term debt	9	8
Trade accounts payable	3,842	2,636
Current operating lease obligations	241	235
Liabilities held for sale	84	438
Other current liabilities	4,458	4,840
Total current liabilities	11,340	10,985
Long-term debt	4,341	4,452
Non-current operating lease obligations	556	581
Other non-current liabilities	1,042	1,017
Total liabilities	17,279	17,035
Redeemable noncontrolling interest	473	415
Total equity	6,781	6,205
Total liabilities, redeemable noncontrolling interest and equity	$24,533	$23,655

(a) Includes readily marketable inventories of $7,195 million and $5,961 million at March 31, 2021 and December 31, 2020, respectively. Of these amounts, $5,504 million and $4,369 million, respectively, can be attributable to merchandising activities.

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➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(US$ in millions)	2021	2020
Operating Activities
Net income (loss) (1)	$917	$(193)

Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange (gain) loss on net debt	(25)	(86)
Depreciation, depletion and amortization	106	113
Deferred income tax expense (benefit)	36	(68)
(Gain) loss on sale of investments and property, plant and equipment	(239)	(4)
Impairment charges	—	1
Other, net	(6)	76
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(617)	(94)
Inventories	(1,448)	(751)
Secured advances to suppliers	5	(105)
Trade accounts payable and accrued liabilities	1,134	722
Advances on sales	(69)	(81)
Net unrealized (gain) loss on derivative contracts	100	589
Margin deposits	282	(204)
Marketable securities	64	121
Beneficial interest in securitized trade receivables	(1,027)	(430)
Other, net	(200)	(45)
Cash provided by (used for) operating activities	(987)	(439)
Investing Activities
Payments made for capital expenditures	(53)	(55)
Proceeds from investments	—	80
Payments for investments	(88)	(104)
Settlement of net investment hedges	(9)	—
Proceeds from beneficial interest in securitized trade receivables	969	423
Proceeds from the sale of investments and property, plant and equipment	331	5
Payments for investments in affiliates	(35)	(1)
Other, net	—	46
Cash provided by (used for) investing activities	1,115	394
Financing Activities
Net borrowings (repayments) of short-term debt	(89)	5
Net proceeds (repayments) of long-term debt	—	(3)
Proceeds from the exercise of options for common shares	44	2
Dividends paid to common and preference shareholders	(79)	(79)
Acquisition of noncontrolling interest	(147)	—
Other, net	(19)	(9)
Cash provided by (used for) financing activities	(290)	(84)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	33	2
Net increase (decrease) in cash and cash equivalents and restricted cash	(129)	(127)
Cash and cash equivalents and restricted cash - beginning of period	381	322
Cash and cash equivalents and restricted cash - end of period	$252	$195

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➢	Definition and Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT and Adjusted Total Segment EBIT

Bunge uses segment earnings before interest and tax (“Segment EBIT”) to evaluate the operating performance of its individual segments. Segment EBIT excludes EBIT attributable to noncontrolling interests. Bunge also uses Core Segment EBIT, Non-Core Segment EBIT and Total Segment EBIT to evaluate the operating performance of Bunge’s Core reportable segments, Non-Core reportable segments, and Total reportable segments together with its corporate and other activities, respectively. Core Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Agribusiness, Refined and Specialty Oils, and Milling segments. Non-Core Segment EBIT is the earnings before interest and taxes of Bunge’s Sugar & Bioenergy segment. Total Segment EBIT is the aggregate of the earnings before interest and taxes of Bunge’s Core and Non-Core reportable segments, together with its corporate and other activities.

Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, and Adjusted Total Segment EBIT, are calculated by excluding temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in “Additional Financial Information” above, from Core Segment EBIT, Non-Core Segment EBIT, and Total Segment EBIT, respectively.

Core Segment EBIT, Non-Core Segment EBIT, Total Segment EBIT, Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, and Adjusted Total Segment EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge’s management believes these non-GAAP measures are a useful measure of its reportable segments’ operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge’s industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Net Income (loss) attributable to Bunge to Adjusted Net Income (loss) available for common shareholders

Adjusted Net Income (loss) excludes temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in “Additional Financial Information” above, and is a non-GAAP financial measure. This measure is not a measure of net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative Net Income (loss) attributable to Bunge, Net Income (loss), or any other measure of consolidated operating results under U.S. GAAP.  Adjusted Net income (loss) is a useful measure of the Company’s profitability.

We also have presented projected adjusted net income per common share for 2021. This information is provided only on a non-GAAP basis without reconciliation to projected net income per common share for 2021, the mostly directly comparable GAAP measure, due to the inability at this time to quantify certain amounts necessary for such reconciliation, including but not limited to future market price movements over the remainder of the year.

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Below is a reconciliation of Net income attributable to Bunge, to Total Segment EBIT, and Adjusted Total Segment EBIT:

	Quarter Ended March 31,
(US$ in millions)	2021	2020
Net income (loss) attributable to Bunge	$831	$(184)
Interest income	(9)	(7)
Interest expense	73	77
Income tax expense (benefit)	192	(55)
Noncontrolling interest share of interest and tax	(1)	(1)
Total Segment EBIT	$1,086	$(170)

Agribusiness EBIT	$836	$(121)
Refined and Specialty Oils EBIT	308	47
Milling EBIT	8	18
Core Segment EBIT	$1,152	$(56)

Corporate and Other EBIT	$(86)	$(64)

Sugar & Bioenergy EBIT	20	(50)
Non-Core Segment EBIT	$20	$(50)

Total Segment EBIT	$1,086	$(170)
Mark-to-market timing difference	(245)	410
Certain (gains) & charges	(170)	5
Adjusted Total Segment EBIT	$671	$245

Below is a reconciliation of Net income attributable to Bunge, to Adjusted Net income (loss):

	Quarter Ended March 31,
(US$ in millions, except per share data)	2021	2020
Net income (loss) attributable to Bunge	$831	$(184)
Mark-to-market timing difference	(195)	320
Certain (gains) and charges:
Severance, employee benefit, and other	—	3
Gain on sales of assets	(165)	—
Adjusted Net income (loss) attributable to Bunge	$471	$139
Convertible preference shares dividends (a)	—	(8)
Adjusted Net income (loss) available for common shareholders	$471	$131
Weighted-average common shares outstanding - diluted, adjusted (a)	151	142
Adjusted Net income (loss) per common share - diluted	$3.13	$0.91

Weighted-average common shares outstanding - diluted	151	142
Weighted-average common shares outstanding - diluted, adjusted	151	142

(a) Approximately 2 million and 6 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the quarters ended March 31, 2021 and 2020, respectively.

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➢	Notes
(1)	A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:
	Quarter Ended March 31,
(US$ in millions)	2021	2020
Net income (loss) attributable to Bunge	$831	$(184)
EBIT attributable to noncontrolling interest	87	(8)
Noncontrolling interest share of interest and tax	(1)	(1)
Net income (loss)	$917	$(193)

(2)	The Processing business included in our Agribusiness segment consists of: global oilseed processing activities, which principally includes the origination and crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the distribution of oilseeds, oilseed products and fertilizer products through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); fertilizer production; and biodiesel production, which is partially conducted through joint ventures.

The Merchandising business included in our Agribusiness segment primarily consists of: global grain origination activities, which principally includes the purchasing, cleaning, drying, storing and handling of corn, wheat and barley at our network of grain elevators; logistical services for the distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.

(3)	Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, readily marketable inventories (RMI), and related futures contracts associated with our committed future operating capacity. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically hedged position, is not representative of the operating performance of our business.
(4)	In the reconciliation of Net income (loss) per common share - diluted (“GAAP EPS”) to Adjusted Net income (loss) per common share - diluted (“Adjusted EPS”), the item “Adjustment of redeemable noncontrolling interest” represents the impact on GAAP EPS of a retained earnings adjustment associated with the carrying amount of the redeemable noncontrolling interest recorded in respect of our 70% ownership interest in Loders. The carrying amount of redeemable noncontrolling interests is the greater of: (i) the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss, equity capital contributions and distributions or (ii) the redemption value. Any resulting increases in the redemption value, in excess of the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss, equity capital contributions and distributions, are affected by corresponding charges against retained earnings. Additionally, any such charges to retained earnings will affect Net income (loss) available to Bunge common shareholders as part of Bunge’s calculation of GAAP EPS.

Bunge’s management excludes the “Adjustment of redeemable noncontrolling interest” from its calculation of Adjusted EPS, on the basis that it is independent of the Company’s operations. However, such charges reverse only to the extent that Loders’ net income levels result in the carrying amount of redeemable noncontrolling interests, calculated as described above, exceeding the redemption value.

(5)	A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations is as follows:
	Quarter Ended March 31,
(US$ in millions)	2021	2020
Cash provided by (used for) operating activities	$(987)	$(439)
Foreign exchange gain (loss) on net debt	25	86
Working capital changes	1,776	278
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(86)	9
Mark-to-Market timing difference, after tax	(195)	320
Adjusted FFO	$533	$254

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